Exhibit 10.20

NEW FRONTIER MEDIA, INC.
SUMMARY OF
DIRECTOR COMPENSATION ARRANGEMENTS

Company directors who are not also Company employees are reimbursed for reasonable travel expenses related to attendance at board meetings and are paid $7,500 following attendance of each regular meeting of the board, $500 following attendance at each special meeting of the Board of Directors, and $1,000 following attendance at each meeting of any committee on which they serve. In addition, the Company awards each of them 100,000 non-qualified options to purchase the Company’s common stock at fair market value or higher for his or her first year of service as a director and 25,000 additional options for each successive term. Company directors who are employees are not compensated for their services as director.

Commencing immediately after our next annual meeting of shareholders, each Company director who is not also a Company employee will receive for general board services, including attendance at regular and special meetings of the Board of Directors, a fixed annual compensation in the amount of $80,000, payable in equal quarterly installments. Within three months of receipt of each monthly installment, each such director is obligated to purchase in the open market, subject to our corporate trading policies and general securities laws, shares of common stock of New Frontier Media, Inc. in a dollar value equal to at least 50% of the amount of each such quarterly installment. The shares of common stock purchased by each such director pursuant to this director compensation arrangement must be retained by such director for so long as he or she remains a member of our Board of Directors. Each such director who serves on one of our board committees will receive an annual compensation in the amount of $7,500 for each committee and the chairman of each committee will receive, on an annual basis, an additional $2,500. The Company will also reimburse all reasonable expenses incurred by our directors in connection with their services as a member of our Board of Directors.